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                                                                    Exhibit 5.05

                       CADWALADER, WICKERSHAM & TAFT LLP
                                100 Maiden Lane
                            New York, New York 10038
                                 March 25, 2003

Morgan Stanley DW Inc.
Demeter Management Corporation
Harborside Financial Center, Plaza II
1st Floor
Jersey City, NJ 07311

           Re: Morgan Stanley Spectrum Select L.P.

Ladies and Gentlemen:

    We have acted as your counsel in connection with the organization of Morgan Stanley Spectrum Select L.P., a Delaware limited partnership (the "Partnership") and the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 7,000,000 units of limited partnership interest ("Units") of the Partnership. In such connection, we have assisted in the preparation of the Limited Partnership Agreement of the Partnership. We have also examined such other documents, records, and applicable law as we have deemed necessary or appropriate for purposes of rendering this opinion.

    Based upon the foregoing, we are of the opinion that (1) the Units have been duly authorized, and (2) upon (a) the sale of the Units described in the Registration Statement in the manner and on the terms and conditions set forth therein, and (b) the identification of the purchasers of Units as limited partners on the books and records of the Partnership, the Units will be legally issued, fully paid, and non-assessable. We are also of the opinion that a limited partner's liability for the losses and obligations of the Partnership solely by reason of such person being a limited partner of the Partnership will not exceed such limited partner's unredeemed capital contribution, undistributed profits, if any, and any distributions and amounts received upon redemption of Units with interest thereon.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

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                                                          Very truly yours,

                                                          /s/ CADWALADER, WICKERSHAM & TAFT LLP
                                                          CADWALADER, WICKERSHAM & TAFT LLP
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